Exhibit (a)(i)

State of Delaware

AMENDED AND RESTATED CERTIFICATE OF TRUST

OF

BLUESTONE COMMUNITY DEVELOPMENT FUND

This Amended and Restated Certificate of Trust of Bluestone Community Development Fund (the “Trust”), a statutory trust, is executed by the undersigned and filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code § 3801 et seq.) (the “Act”) in order to amend and restate the Amended and Restated Certificate of Trust filed May 1, 2019 and sets forth the following:

1.	The name of the statutory trust is changed from “Bluestone Community Development Fund” to “Equalize Community Development Fund.”

2.	In accordance with § 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process. The registered office of the Trust in the State of Delaware and the name of the registered agent for service of process on the Trust is:

The Corporation Trust Company
1209 Orange Street
Wilmington, Delaware 19801

3.	The Trust is a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.	This Amended and Restated Certificate of Trust shall be effective February 18, 2022.

5.	The business of the Trust will be managed in accordance with the Trust’s Agreement and Declaration of Trust as such document may be amended from time to time.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, being all of the trustees of the Trust, have caused this Amended and Restated Certificate of Trust to be duly executed as of this 18th day of February, 2022.

/s/ J. Clay Singletone
J. Clay Singleton
Trustee

/s/ Cornelius J. Lavelle
Cornelius J. Lavelle
Trustee

/s/ George Stelljes, III
George Stelljes, III
Trustee

/s/ Jorge A. Junquera
Jorge A. Junquera
Trustee

[Signature Page to the Amended and Restated Certificate of Trust]

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